                                                ACXIOM CORPORATION
                                 Calculation of Ratio of Earnings to Fixed Charges

                                                     2002           2001          2000           1999          1998
                                                  -----------    -----------    ----------     ----------    ----------

Net income for the period                           (31,964)          6,379        90,363       (15,142)        47,155
Add extraordinary item                                 1,271
Add cumulative effect of acctg change                                37,488
                                                  ----------     -----------

Net income before cumulative effect                 (30,693)         43,867        90,363       (15,142)        47,155

Add income tax expense                              (19,833)         27,465        54,214          2,843        28,065
                                                  -----------    -----------    ----------     ----------    ----------

Pretax income                                       (50,526)         71,332       144,577       (12,299)        75,220

Add fixed charges                                     58,065         44,957        29,198         25,626        15,157
                                                  -----------    -----------    ----------     ----------    ----------

Income before tax and fixed chgs                       7,539        116,289       173,775         13,327        90,377
                                                  ===========    ===========    ==========     ==========    ==========

Fixed Charges:
Interest                                              28,532         26,513        23,532         17,393        10,091
Computed rentals                                      29,533         18,444         5,666          8,233         5,066
                                                  -----------    -----------    ----------     ----------    ----------

Total fixed charges                                   58,065         44,957        29,198         25,626        15,157
                                                  ===========    ===========    ==========     ==========    ==========

Ratio of earnings to fixed charges                     0.130          2.587         5.952          0.520         5.963